Exhibit 99.1

ULTA BEAUTY ANNOUNCES ADDITIONS TO BOARD OF DIRECTORS

Kelly E. Garcia and Gisel Ruiz Appointed as Independent Directors

Bolingbrook, IL February 16, 2022 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced that Kelly E. Garcia, executive vice president and chief technology officer of Domino’s Pizza, Inc. (NYSE: DPZ), and Gisel Ruiz, former executive vice president and chief operating officer of the Sam’s Club Division of Walmart, Inc. (NYSE: WMT), have been elected to its Board of Directors effective February 16, 2022.

“We are thrilled to welcome Kelly and Gisel to the Ulta Beauty family and are confident their leadership and operational expertise in key, strategic areas will only strengthen our work,” said Mary Dillon, executive chair. “The Ulta Beauty Board of Directors’ unique insights and perspectives continue to guide the important work the company does to shape how the world sees and experiences beauty while reflecting the beautifully diverse guests we serve.”

Mr. Garcia joins the Ulta Beauty board with more than 24 years of professional technology and leadership experience. He is the executive vice president and chief technology officer of Domino’s Pizza, where he is responsible for providing the company’s technology vision and leadership as well as developing and implementing strategic technology initiatives to support and improve the business globally. His broad technology experience includes global e-commerce, loyalty, and innovation. Prior to joining Domino’s, Garcia was vice president of business intelligence and North American operations for R. L. Polk & Company. He holds a B.S. in computer science and engineering from The Ohio State University.

Ms. Ruiz joins the Ulta Beauty board with more than 26 years of professional retail and leadership experience. She retired from her role as executive vice president and chief operating officer of the Sam’s Club division of Walmart in 2019. During her tenure there, she held a variety of leadership roles in operations and human resources with wide ranging responsibilities including cost optimization, real estate operations, in-store innovation and sustainability. Ruiz holds a B.S. from Santa Clara University and currently serves as a member of the Board of Directors of Cracker Barrel Old Country Store, Inc., TelevisaUnivision and Vital Farms, Inc.

With these additions, the Ulta Beauty Board now consists of 13 members; 54% are women, 31% are racially diverse and 38% joined within the last five years.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates more than 1,300 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479